SERVICES RENDERED AGREEMENT

This Services Rendered Agreement is by and between Indigo-Energy, Inc., (lEI), a Nevada Corporation located at 4041 University Drive, Suite 302, Fairfax, VA 22030, and ML McVey (MLM), an individual located at, 2305 Bluff Rd SE, Roanoke, VA 24014 collectively referred to as "The Parties."

WHEREAS, 1131 is a developer of oil and gas properties, and

WHEREAS, -MM has business: skills that were instrumental in assisting merging Procare with Indigo Land and Development.

NOW, THEREFORE, in consideration of the mutual covenants provided herein, the Parties agree as follows:

Services.

MLM has performed certain duties for ProCare America and Indigo Land and Development in merging the two companies together.

Compensation. IEI shall compensate MLM for these services as follows:

1. MLM will be allowed to purchase up to twelve million shares of IEI’s common stock at a price of $.0001 per share at any time through May 2006. Valuation is consistent with the book value of the company for a restricted share purchase. Such stock to be issued within 90 days of signing of this agreement and to be restricted by SEC rule 144.

Termination. Either party may terminate this relationship, without cause, after the initial term of the Agreement, with thirty (30) days notice to the other, provided all compensation is current.

Term. The term of this. agreement is for eight months starting August- 1;t200S.and ending March-1, 2006

Governing Law. This Agreement is being executed under and will be governed by the laws of the State of Nevada.

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IN WITNESS THEREOF, the Parties have executed this Agreement effective as of the date signed below.

For Indigo-Energy, Inc.

\s\ David Larson, President	3/1/06
Date
David Larson, President

3-1-06
Date
ML McVey

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